EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                       COVAD COMMUNICATIONS GROUP, INC.,

                          LIGHTSABER ACQUISITION CO.

                                      AND

                             LASER LINK.NET, INC.

                                  dated as of

                                 MARCH 8, 2000







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                               TABLE OF CONTENTS
                                                                          Page

                                   ARTICLE I
                                  THE MERGER . . . . . . . . . . . . . . .    2
         1.1   The Merger  . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.2   Closing; Effective Time . . . . . . . . . . . . . . . . . .    2
         1.3   Effect of the Merger  . . . . . . . . . . . . . . . . . . .    2
         1.4   Articles of Incorporation; Bylaws . . . . . . . . . . . . .    2
         1.5   Directors and Officers  . . . . . . . . . . . . . . . . . .    3
         1.6   Effect on Capital Stock . . . . . . . . . . . . . . . . . .    3
         1.7   Surrender of Certificates . . . . . . . . . . . . . . . . .    5
         1.8   No Further Ownership Rights in Company Capital Stock  . . .    7
         1.9   Lost, Stolen or Destroyed Certificates  . . . . . . . . . .    7
         1.10  Tax Consequences  . . . . . . . . . . . . . . . . . . . . .    7
         1.11  Exemption from Registration . . . . . . . . . . . . . . . .    7
         1.12  Taking of Necessary Action; Further Action  . . . . . . . .    8
         1.13  Alternate Transaction Structures  . . . . . . . . . . . . .    9

                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY  .  . . . . .  9
         2.1   Organization, Standing and Power . . . . . . . . . . . . . .   9
         2.2   Capital Structure  . . . . . . . . . . . . . . . . . . . . .  10
         2.3   Authority  . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.4   Financial Statements . . . . . . . . . . . . . . . . . . . .  12
         2.5   Absence of Certain Changes . . . . . . . . . . . . . . . . .  13
         2.6   Absence of Undisclosed Liabilities . . . . . . . . . . . . .  15
         2.7   Litigation . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.8   Restrictions on Business Activities  . . . . . . . . . . . .  15
         2.9   Governmental Authorization . . . . . . . . . . . . . . . . .  16
         2.10  Title to Property  . . . . . . . . . . . . . . . . . . . . .  16
         2.11  Intellectual Property  . . . . . . . . . . . . . . . . . . .  16
         2.12  Environmental Matters  . . . . . . . . . . . . . . . . . . .  18
         2.13  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.14  Employee Benefit Plans . . . . . . . . . . . . . . . . . . .  20
         2.15  Employee Matters . . . . . . . . . . . . . . . . . . . . . .  21
         2.16  Transactions with Affiliates . . . . . . . . . . . . . . . .  23
         2.17  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.18  Compliance With Laws . . . . . . . . . . . . . . . . . . . .  23
         2.19  Minute Books . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.20  Brokers' and Finders' Fees . . . . . . . . . . . . . . . . .  24
         2.21  Voting Agreements; Irrevocable Proxies . . . . . . . . . . .  24
         2.22  Vote Required  . . . . . . . . . . . . . . . . . . . . . . .  24
         2.23  Board Approval . . . . . . . . . . . . . . . . . . . . . . .  24
         2.24  Accounts Receivable  . . . . . . . . . . . . . . . . . . . .  24
         2.25  Customers and Suppliers  . . . . . . . . . . . . . . . . . .  24
         2.26  Material Contracts . . . . . . . . . . . . . . . . . . . . .  25

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         2.27  Third Party Consents  . . . . . . . . . . . . . . . . . . .   27
         2.28  Year 2000 . . . . . . . . . . . . . . . . . . . . . . . . .   27
         2.29  Representations Complete  . . . . . . . . . . . . . . . . .   28
         2.30  HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . .   28

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF  ACQUIRER  . . . . . .   28
         3.1   Organization, Standing and Power  . . . . . . . . . . . . .   28
         3.2   Capital Structure . . . . . . . . . . . . . . . . . . . . .   29
         3.3   Authority . . . . . . . . . . . . . . . . . . . . . . . . .   29
         3.4   SEC Documents; Financial Statements . . . . . . . . . . . .   30
         3.5   Board Approval  . . . . . . . . . . . . . . . . . . . . . .   30

                                  ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME  . . . . . . . .   31
         4.1   Conduct of Business of the Company  . . . . . . . . . . . .   31
         4.2   Restriction on Conduct of Business of the Company . . . . .   31
         4.3     No Solicitation . . . . . . . . . . . . . . . . . . . . .   34

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS . . . . . . . . . . . .   34
         5.1   Information Statement . . . . . . . . . . . . . . . . . . .   34
         5.2   Meeting of Shareholders . . . . . . . . . . . . . . . . . .   35
         5.3   Access to Information . . . . . . . . . . . . . . . . . . .   35
         5.4   Confidentiality . . . . . . . . . . . . . . . . . . . . . .   36
         5.5   Public Disclosure . . . . . . . . . . . . . . . . . . . . .   36
         5.6   Consents; Cooperation . . . . . . . . . . . . . . . . . . .   36
         5.7   Voting Agreements/Irrevocable Proxies/Shareholder
                 Representation Agreement  . . . . . . . . . . . . . . . .   37
         5.8   Legal Requirements  . . . . . . . . . . . . . . . . . . . .   38
         5.9   Blue Sky Laws . . . . . . . . . . . . . . . . . . . . . . .   38
         5.10  Employee Benefit Plans; Assumption of Options . . . . . . .   38
         5.11  Escrow Agreement  . . . . . . . . . . . . . . . . . . . . .   39
         5.12  Form S-8  . . . . . . . . . . . . . . . . . . . . . . . . .   39
         5.13  Listing of Additional Shares  . . . . . . . . . . . . . . .   39
         5.14  Employees . . . . . . . . . . . . . . . . . . . . . . . . .   39
         5.15  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .   40
         5.16  Treatment as Reorganization . . . . . . . . . . . . . . . .   41
         5.17  Best Efforts and Further Assurances . . . . . . . . . . . .   41
         5.18  Company Warrants  . . . . . . . . . . . . . . . . . . . . .   41
         5.19  Indemnification of Directors, Officers, etc.  . . . . . . .   41

                                  ARTICLE VI
                           CONDITIONS TO THE MERGER  . . . . . . . . . . .   42
         6.1   Conditions to Obligations of Each Party to Effect the
                 Merger  . . . . . . . . . . . . . . . . . . . . . . . . .   42
         6.2   Additional Conditions to Obligations of the Company . . . .   43

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         6.3   Additional Conditions to Obligations of Acquirer  . . . . .   43

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER . . . . . . . . .   46
         7.1   Termination . . . . . . . . . . . . . . . . . . . . . . . .   46
         7.2   Effect of Termination . . . . . . . . . . . . . . . . . . .   47
         7.3   Expenses and Termination Fees . . . . . . . . . . . . . . .   47
         7.4   Amendment . . . . . . . . . . . . . . . . . . . . . . . . .   48
         7.5   Extension; Waiver . . . . . . . . . . . . . . . . . . . . .   48

                                 ARTICLE VIII
                          ESCROW AND INDEMNIFICATION . . . . . . . . . . .   48
         8.1   Escrow Fund . . . . . . . . . . . . . . . . . . . . . . . .   48
         8.2   Indemnification . . . . . . . . . . . . . . . . . . . . . .   49
         8.3   Damage Threshold  . . . . . . . . . . . . . . . . . . . . .   49
         8.4   Escrow Period . . . . . . . . . . . . . . . . . . . . . . .   50
         8.5   Claims upon Escrow Fund . . . . . . . . . . . . . . . . . .   50
         8.6   Objections to Claims  . . . . . . . . . . . . . . . . . . .   50
         8.7   Resolution of Conflicts; Arbitration  . . . . . . . . . . .   51
         8.8   Shareholders' Agent . . . . . . . . . . . . . . . . . . . .   52
         8.9   Actions of the Shareholders' Agent  . . . . . . . . . . . .   53
         8.10  Third-Party Claims  . . . . . . . . . . . . . . . . . . . .   53
         8.11  Treatment of Options  . . . . . . . . . . . . . . . . . . .   53

                                  ARTICLE IX
                              GENERAL PROVISIONS . . . . . . . . . . . . .   54
         9.1   Non-Survival at Effective Time  . . . . . . . . . . . . . .   54
         9.2   Notices . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         9.3   Interpretation  . . . . . . . . . . . . . . . . . . . . . .   55
         9.4   Counterparts  . . . . . . . . . . . . . . . . . . . . . . .   55
         9.5   Entire Agreement; Nonassignability; Parties in Interest . .   55
         9.6   Severability  . . . . . . . . . . . . . . . . . . . . . . .   55
         9.7   Remedies Cumulative . . . . . . . . . . . . . . . . . . . .   56
         9.8   Governing Law . . . . . . . . . . . . . . . . . . . . . . .   56
         9.9   Rules of Construction . . . . . . . . . . . . . . . . . . .   56


COMPANY DISCLOSURE SCHEDULE

Schedule 2.1     -   Interests
Schedule 2.2     -   Capital Structure
Schedule 2.4     -   Financial Statements
Schedule 2.5     -   Changes
Schedule 2.6     -   Obligations/Liabilities
Schedule 2.7     -   Litigation
Schedule 2.8     -   Restrictions on Business Activities
Schedule 2.10    -   Real Property

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Schedule 2.11    -   Intellectual Property
Schedule 2.14    -   Employee Benefit Plans
Schedule 2.15    -   Employee Matters
Schedule 2.16-       Transactions with Affiliates
Schedule 2.17-       Insurance
Schedule 2.25    -   Customers and Suppliers
Schedule 2.26-       Material Contracts
Schedule 2.27-       Third Party Consents
Schedule 2.28-       Year 2000 Compliance
Schedule 5.7     -   Affiliates
Schedule 5.10    -   Optionholders
Schedule 5.14    -   Employees to Sign Employment & Non-Competition
                     Agreements
Schedule 6.3-        Certain Required Individuals


EXHIBITS

Exhibit A        -   Exchange Ratio
Exhibit B        -   Voting Agreement
Exhibit C        -   Confidentiality Agreement
Exhibit D        -   Shareholder Representation Agreement
Exhibit E        -   Escrow Agreement
Exhibit F        -   Employment and Non-Competition Agreement
Exhibit G        -   FIRPTA Certificate
Exhibit H        -   IRS Notice
Exhibit I        -   Escrow Agreement of George McGovern and Edward Sullivan





















                                      iv

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                                     INDEX

                                                                       Page(s)

401(k) Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Acquirer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Acquirer Class B Common Stock . . . . . . . . . . . . . . . . . . . . . . .  25
Acquirer Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Acquirer Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . .  25
Acquirer SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Acquirer Stock Price  . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Antitrust Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Balance Sheet Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Cause . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Class A Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Class A Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Class B Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Commercial Software . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Company Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Company Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Company Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . .   9
Company Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Company Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Company Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Company Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Company Shareholders Meeting  . . . . . . . . . . . . . . . . . . . . . . .  31
Company Stock Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Company Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . .  15
Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  31
Controlled Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Delaware Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Dissenting Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Employee benefit plan . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                       i

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Employment Commencement Date  . . . . . . . . . . . . . . . . . . . . . . .  35
Escrow Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Escrow Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Escrow Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
HSR Rules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Indemnified Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Indemnified Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Infringement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Irrevocable Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Lien  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
material  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
NASD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Pennsylvania Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . .   7
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Shareholder Representation Agreement  . . . . . . . . . . . . . . . . . . .  33
Shareholders' Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Systems . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Takeover Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Tax Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Taxable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Total Acquirer Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Trigger Event . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Voting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Year 2000 Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                       ii

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                         AGREEMENT AND PLAN OF MERGER


                 This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 8, 2000, among COVAD COMMUNICATIONS GROUP, INC., a Delaware corporation ("Acquirer"), LIGHTSABER ACQUISITION CO., a Delaware corporation and a direct, wholly owned subsidiary of Acquirer ("Merger Sub") and LASER LINK.NET, INC., a Pennsylvania corporation (the "Company").

                                   RECITALS

                 A. The Boards of Directors of the Acquirer and Company believe it is in the best interests of their respective companies and the shareholders of their respective companies that the Company and Merger Sub combine into a single company through the statutory merger of the Company with and into Merger Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

                 B. Pursuant to the Merger, among other things, each outstanding share of capital stock of the Company ("Company Capital Stock") shall be converted into shares of common stock of Acquirer ("Acquirer Common Stock"), in the manner set forth herein.

                 C. The Acquirer, Merger Sub and Company desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

                 D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code.

                 E. As an inducement to Acquirer and Merger Sub to enter into this Agreement, the officers and directors (in their capacities as shareholders) and certain of the shareholders of the Company have previously entered into an agreement to, among other things, vote the shares of Company Capital Stock owned by such person or entity to approve the Merger.

                 NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

                 1.1  The Merger.  At the Effective Time (as defined in
Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the Pennsylvania Business Corporation Law of 1988, as amended ("Pennsylvania Law"), the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation".


                 1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place on March 20, 2000, or as soon as practicable thereafter following the satisfaction or waiver of each of the conditions set forth in Article VI hereof, or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under Delaware Law and Pennsylvania Law. The Merger shall become effective at such time as the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed by Acquirer and the Company and specified in the Certificate of Merger (the time the Merger becomes effective under Delaware Law and Pennsylvania Law being the "Effective Time").

                 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and Pennsylvania Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

                 1.4  Articles of Incorporation; Bylaws.

                 (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Articles of Incorporation.

                 (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

                 1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub, as in effect immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                 1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Acquirer, Merger Sub, the Company or the holders of any of the Company's securities:

                 (a) Conversion of Company Capital Stock. The number of shares of Acquirer Common Stock to be issued (including Acquirer Common Stock to be reserved for future issuance upon exercise of all outstanding options to purchase shares of Company Capital Stock ("Company Options") and all outstanding warrants to acquire shares of Company Capital Stock ("Company Warrants") assumed by Acquirer) in exchange for the acquisition by Acquirer of all outstanding Company Common Stock and all unexpired and unexercised outstanding Company Options and Company Warrants shall be 4,292,695 shares of Acquirer Common Stock (the "Total Acquirer Shares"), reduced as a result of any Dissenting Shares (as defined below) and subject to reduction for fractional shares. No other adjustment shall be made in the number of shares of Acquirer Common Stock issued in the Merger as a result of (x) any increase or decrease in the market price of Acquirer Common Stock prior to the Effective Time, or (y) any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of currently outstanding options or warrants to acquire Company Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock:

                     (i) At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, held by persons who have not voted such shares for approval of the Merger and have perfected dissenters' rights in accordance with Pennsylvania Law ("Dissenting Shares")) shall be converted into and exchanged for the right to receive such number of shares of Acquirer Common Stock as shall be determined in accordance with items (i) and (ii) of Exhibit A hereof (the "Exchange Ratio").

                     (ii) At the Effective Time, each Company Option granted and outstanding immediately prior to the Effective Time shall be assumed by the Acquirer in accordance with Section
                 5.10 and thereafter shall constitute the right to purchase such number of shares of Acquirer Common Stock as shall be determined in accordance with item (iii) of Exhibit A hereof.

                 (b) Cancellation of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock shall be canceled and extinguished without any conversion thereof.

                 (c) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible or exchangeable into Acquirer Common Stock or Company Capital Stock), reorganization, recapitalization or other like change (including the 3-for-2 stock split announced by the Acquirer on March 7, 2000) with respect to Acquirer Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

                 (d) Fractional Shares. No fraction of a share of Acquirer Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Acquirer Common Stock (after aggregating all fractional shares of Acquirer Common Stock to be received by such holder) shall receive from Acquirer an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the price of a share of Acquirer Common Stock as of the close of business on March 8, 2000 (the "Acquirer Stock Price").

                 (e) Dissenters' Rights. Any Dissenting Shares shall not be converted into Acquirer Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Pennsylvania Law. The Company agrees that, except with the prior written consent of Acquirer, or as required under Pennsylvania Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of Pennsylvania Law, becomes entitled to payment of the fair value for shares of Company Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquirer shall issue and deliver, upon surrender by such shareholder of a certificate or certificates representing shares of Company Capital Stock, the number of shares of Acquirer Common Stock (and cash in lieu of fractional shares) to which such shareholder would otherwise be entitled under this Section 1.6 less the number of shares allocable to such shareholder that are deposited in the Escrow Fund (as defined below) in respect of such shares of Acquirer Common Stock pursuant to Section 1.7(c) and Article VIII hereof.

                 1.7  Surrender of Certificates.

                 (a) Exchange Agent. Acquirer's transfer agent shall act as exchange agent (the "Exchange Agent") in the Merger, at Acquirer's expense.

                 (b) Acquirer to Provide Acquirer Common Stock and Cash. Promptly after the Effective Time, Acquirer shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquirer may adopt, (i) the shares of Acquirer Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time less the number of shares of Acquirer Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Article VIII and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(d).

                 (c) Exchange Procedures. At or prior to the Closing, the Company shall provide to Acquirer a schedule of all holders of Company Capital Stock and Company Options, containing such information in such format as shall be reasonably requested by Acquirer or the Exchange Agent, and such schedule shall be certified as complete and correct by an authorized officer of the Company. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive shares of Acquirer Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquirer may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquirer Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquirer, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquirer Common Stock less the number of shares of Acquirer Common Stock to be deposited in the

Escrow Fund on such holder's behalf pursuant to Article VIII hereof and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends (which are treated in the manner contemplated by Section 1.7(d) below), to evidence the ownership of the number of full shares of Acquirer Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VIII hereof, Acquirer shall cause to be distributed to the Escrow Agent (as defined in Section 8.1 hereto) a certificate or certificates representing 429,270 (which number shall be adjusted in the same manner as provided for in Section 1.6(c) and taking into account shares subject to outstanding, unexercised Company Options) shares of Acquirer Common Stock issuable in the Merger pursuant to
Section 1.6(a)(i)(the "Escrow Shares") which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section 1.7. The Escrow Shares shall be vested shares not subject to any repurchase rights, shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquirer for certain damages as provided in Article VIII. To the extent not used for such purposes, such shares shall be released, all as provided in Article VIII hereof.

                 (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquirer Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquirer Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquirer Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquirer Common Stock.

                 (e) Transfers of Ownership. If any certificate for shares of Acquirer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquirer or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquirer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquirer or any agent designated by it that such tax has been paid or is not payable.

                 (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation, Acquirer or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 (g) Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquirer under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquirer Common Stock and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 1.6 hereof.

                 1.8 No Further Ownership Rights in Company Capital Stock. All shares of Acquirer Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and following the Effective Time there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

                 1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquirer Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquirer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquirer, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                 1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

                 1.11 Exemption from Registration. The shares of Acquirer Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof. Acquirer shall use commercially reasonable efforts to prepare, file and have declared effective, as promptly as practicable, and, in any event, within ninety (90) days following the Closing, a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") covering the resale of such shares of Acquirer Common Stock issued in connection with the Merger, and Acquirer shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing; provided that Acquirer may postpone effectiveness of the Registration Statement for a period not to exceed sixty (60) days if Acquirer determines in good faith that such effectiveness would adversely affect Acquirer. Acquirer's obligation in the preceding sentence to file the Registration Statement within ninety (90) days is subject to the condition that the holders of Company Capital Stock provide Acquirer promptly, but in no event more than twenty (20) days after the Closing, all information relating to them requested by Acquirer for inclusion in the Registration Statement, and such obligation shall be postponed to the extent of any delay in providing such information. Acquirer shall pay all costs and expenses incident to the performance of its obligations pursuant to this Section 1.11 (and each of such holder's officers, directors, agents, employees and each person controlling such holder) and shall indemnify each holder of the shares of Acquirer Common Stock to be registered pursuant to this Section 1.11 against all claims, losses, damages and liabilities (including reimbursement of legal expenses) arising out of or based on any untrue statement of a material fact contained in any prospectus, offering circular or other document prepared by Acquirer incident to any such registration, qualification or compliance, or based on any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that Acquirer will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Acquirer by an instrument duly executed by such holder and stated to be specifically for use therein) on terms customary for transactions of this kind. If the indemnification provided for in this Section 1.11 is unavailable with respect to any loss, liability, claim, damage or expense referred to herein, then Acquirer shall contribute to the amount paid by the holder or other party having a right to indemnification as a result of such loss, liability, claim, damage or expense in such proportion as appropriate to reflect the relative fault of Acquirer on the one hand and the holder or the other party having a right to indemnification on the other in connection with the statements or omissions which result in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations.

                 1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                 1.13 Alternate Transaction Structures. The parties agree that Acquirer may at any time change the method of effecting the Merger, including by merging Company with and into Acquirer or by merging Company with and into a direct or indirect wholly-owned subsidiary of Acquirer, and Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement; provided, however, that any such actions shall not (a) alter or change the amount or kind of consideration to be issued to holders of Company Capital Stock as provided for in this Agreement, (b) adversely affect the tax treatment to Company's shareholders as a result of receiving Acquirer Common Stock pursuant to Section 1.6, (c) materially delay the consummation of the transactions contemplated by this Agreement or (d) otherwise materially adversely affect the shareholders of the Company.


                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity and its subsidiaries, taken as a whole.

                 In this Agreement, any reference to a party's "knowledge" means actual knowledge of such party's officers and directors, provided that such persons shall have made due and diligent inquiry of those employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented. In particular, the knowledge or awareness of George H. McGovern III and Edward J. Sullivan shall be imputed to the Company.

                 The Company represents and warrants to Acquirer as follows:

                 2.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing, duly qualified to do business and is a subsisting corporation under the laws of Pennsylvania. The Company has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each other jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Company. The Company has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of the Company, each as amended to date, to Acquirer. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. Except as set forth on Schedule 2.1 to the disclosure schedule attached as an exhibit to this Agreement and delivered by the Company to Acquirer concurrently with the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company has never had any subsidiary.

                 2.2 Capital Structure. (a) The authorized capital stock of the Company consists of 140,000,000 shares, no par value per share, including 130,000,000 shares designated as Common Stock ("Company Common Stock"), and 10,000,000 shares designated as Preferred Stock ("Company Preferred Stock"), of which there are issued and outstanding 26,074,860 shares of Company Common Stock and 20,000 shares of Company Preferred Stock as of the date hereof. The shares of Company Common Stock are designated as follows: (i) 100,000,000 shares are designated as Class A Common Stock (the "Class A Common Stock"), of which 9,227,260 are issued and outstanding; and
(ii) 25,000,000 shares are designated as Class B Common Stock (the "Class B Common Stock"), of which 16,847,600 are issued and outstanding. The shares of Company Preferred Stock are designated as 10,000,000 shares of Class A Preferred Stock (the "Class A Preferred Stock"), of which 20,000 shares are outstanding.

                 (b) Except as set forth on Schedule 2.2 to the Company Disclosure Schedule, there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of such date under the Company Stock Option Plan. Attached to or as set forth on Schedule 2.2 to the Company Disclosure
Schedule is a true and correct list of the Company's shareholders, optionholders and warrantholders as of the date hereof, and any other persons with any rights to acquire Company securities from the Company as of the date hereof, which list will be promptly updated from time to time prior to Closing to reflect any changes thereto (which changes are in any event subject to the restrictions imposed under Section 4.2 below).

                 (c) Except as set forth on Schedule 2.2, all outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. The Company has reserved (i) 10,000,000 shares of Company Common Stock for issuance to employees and consultants pursuant to the Company's 1997 Stock Option Plan (the "Company Stock Plan"), of which, as of the date hereof, no shares have been issued pursuant to Company Option exercises, 8,214,500 shares are subject to outstanding, unexercised Company Options, and 1,785,500 shares are available for issuance thereunder, and (ii) 2,816,560 shares of Company Common Stock for issuance upon exercise of outstanding Company Warrants. Except for (i) the rights created pursuant to this Agreement, (ii) outstanding Company Options, (iii) outstanding Company Warrants to purchase 2,816,560 shares of Company Common Stock and (iv) the redemption rights with respect to Company Preferred Stock set forth in the Company's Articles of Incorporation, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

                 (d) Except as set forth in Section 2.2 and for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of the Company's capital stock either (i) between or among the Company and any of its securityholders or (ii) to the Company's knowledge, between or among any of the Company's securityholders. The terms of the Company Stock Plan and the applicable stock option agreements permit the assumption or substitution of options to purchase Acquirer Common Stock, as provided in this Agreement, without the consent or approval of the holders of such securities, the Company's shareholders or otherwise. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Plan have been provided to Acquirer and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any of such agreements or instruments in any manner.
All outstanding shares of Company Common Stock and Company Preferred Stock were issued in compliance with all applicable federal and state securities laws.

                 2.3 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, except for the approval of the Merger and this Agreement by the shareholders of the Company and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, together with any other required filings and recordings under Delaware Law and Pennsylvania Law, as provided in Section 1.2. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Except for (i) limitations by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) limitations relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) indemnification provisions contained herein that may be limited by applicable federal or state securities laws, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under or make additional liabilities or fees due under (i) any provision of the Articles of Incorporation or Bylaws of the Company, as amended, or (ii) any Material Contract (as defined in Section 2.26), or (iii) any statute, law, ordinance, rule, regulation, judgment, decree, stipulation, settlement, injunction or other order, whether temporary, preliminary or permanent (each, an "Order") applicable to the Company or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with any other required filings and recordings under Delaware Law and Pennsylvania Law, as provided in
Section 1.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and
(iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

                 2.4 Financial Statements. The Company has delivered to Acquirer its audited financial statements as at and for the twelve-month periods ended December 31, 1997 and December 31, 1998 and its unaudited financial statements as at and for the twelve-month period ended December 31, 1999 (balance sheet, statement of operations and statement of cash flows) (collectively, the "Financial Statements"), a copy of each of which is attached as Schedule 2.4 to the Company Disclosure Schedule. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. The Company maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with generally accepted accounting principles.

                 2.5 Absence of Certain Changes. (a) Except as set forth on Schedule 2.5 to the Company Disclosure Schedule, since December 31, 1999 (the "Balance Sheet Date") the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred:

                 (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to the Company;

                 (ii) any acquisition, sale or transfer of any material asset of the Company;

                 (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its assets;

                 (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock, other than repurchases of stock as a result of termination of employees or the cashless exercise of Company Options, each in accordance with the Company Stock Plan;

                 (v) any Material Contract entered into by the Company, or any material amendment or termination of, or default by the Company, or, to the Company's knowledge, any other party thereto, under, any material contract to which the Company is a party or by which it is bound;

                 (vi) any amendment or change to the Articles of Incorporation or Bylaws of the Company;

                 (vii) any (x) increase in or modification of the compensation or benefits payable or to become payable by the Company to any current or former directors or employees in excess of $10,000 individually or $100,000 in the aggregate, (y) grant of severance or termination pay to any current or former director or employee of the Company or (z) establishment, adoption, entrance into, amendment or termination of any Company Plan.

                 (viii) any issuance of notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

                 (ix) any borrowing of any amount or the incurrence of any liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                 (x) any discharge or satisfaction of any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Affiliates, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (collectively, a "Lien") or paid any obligation or liability, other than current liabilities paid in the ordinary course of business;

                 (xi) any declaration of or any payment or distribution of cash or other property to its shareholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

                 (xii) any mortgage or pledge of any of its properties or assets or the incurrence of any Lien, except Liens for current property taxes not yet due and payable;

                 (xiii) any sale, assignment or transfer of any of its tangible assets, except in the ordinary course of business, or canceled any debts or claims;

                 (xiv) any sale, assignment, transfer, license or other disposition, in whole or in part, of any Intellectual Property except nonmaterial ones in the ordinary course of business;

                 (xv) any extraordinary losses or any waiver of any rights of value, whether or not in the ordinary course of business or consistent with past practice;

                 (xvi) any capital expenditures or commitments therefor that aggregate in excess of $500,000, which have not been paid for in cash;

                 (xvii) any loans or advances to, guarantees for the benefit of, any direct or indirect investments in, or any capital contributions to, any Persons in excess of $10,000 in the aggregate;

                 (xviii)  any charitable contributions or pledges;

                 (xix) any damage, destruction or casualty loss exceeding in the aggregate $25,000, whether or not covered by insurance;

                 (xx) any direct or indirect investment in or taken steps to incorporate any subsidiary;

                 (xxi) any agreement to do any of the things described in the preceding clauses (i) through (xx) (other than negotiations with Acquirer and its representatives regarding the transactions contemplated by this Agreement); or

                 (xxii) any other transaction other than in the ordinary course of business or entered into any other material transaction, whether or not in the ordinary course of business.

                 (b) The Company has not at any time made any payments for political contributions or made any bribes, kickback payments or other illegal payments.

                 2.6 Absence of Undisclosed Liabilities. The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of December 31, 1999 (the "Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Balance Sheet Date and consistent with past practice, and (iv) those incurred in connection with the execution and performance of this Agreement.

                 2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation (each an "Action") pending or, to the knowledge of the Company, threatened before any agency, court or tribunal, foreign or domestic, against the Company or any of its respective properties or any of its respective officers or directors (in their capacities as such) or any Company Plan (as defined in Section 2.14(a)) or any fiduciary thereof. There is no Order against the Company, or, to the knowledge of the Company, any of its respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Company.
Schedule 2.7 of the Company Disclosure Schedule also lists all litigation that the Company has pending against other parties.

                 2.8  Restrictions on Business Activities.
Except as set forth on Schedule 2.8, there is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

                 2.9 Governmental Authorization. The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the Company's business or the holding of any such interest ((i) and (ii) herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations could not reasonably be expected to have a Material Adverse Effect on the Company.

                 2.10 Title to Property. The Company has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the Balance Sheet or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all Liens, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby in the manner currently used in the conduct of the Company's business, or otherwise materially impair business operations involving such properties and
(iii) liens securing debt which is reflected on the Balance Sheet. The plants, property and equipment of the Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Company are reflected in the Balance Sheet to the extent generally accepted accounting principles require them to be so reflected. Schedule 2.10 identifies each parcel of real property owned or leased by the Company.

                 2.11  Intellectual Property.

                 (a) The Company owns, licenses or otherwise possesses legally enforceable rights to use, all intellectual property, including without limitation, patents, trademarks, trade names, service marks, domain names, trade dress, copyrights, copyrightable works, mask works, hardware, discoveries, databases, systems, networks, documentation, drawings, research and development, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and proprietary information or material ("Intellectual Property") that are used in the business of the Company as currently conducted.

                 (b) Schedule 2.11 lists (i) all issued or registered Intellectual Property and any applications therefor, (ii) all licenses, sublicenses, royalty, consent and other agreements as to which the Company is a party or is otherwise bound and which concern Intellectual Property, including any Intellectual Property incorporated or included in any Company product, but excluding Commercial Software. "Commercial Software" means packaged commercially available software which has been licensed to the Company pursuant to standard end-user licenses but is in no way a component of, incorporated in or specifically required to develop or support any of the Company's services, products and business.

                 (c) Except as set forth on Schedule 2.8, there is no unauthorized use, disclosure, infringement or misappropriation (each an "Infringement") of any Intellectual Property rights of the Company by any third party, including any employee or former employee of the Company. The Company has not agreed to indemnify any other person against any charge of Infringement of any Intellectual Property, other than indemnification provisions contained in end-user purchase orders or sales contracts arising in the ordinary course of business.

                 (d) All material Intellectual Property owned or used by the Company is valid and subsisting. The Company has not been sued in any Action which involves a claim of Infringement of any third party. The manufacturing, marketing, licensing or sale of the Company's products and services and the operation of its business does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. The Company has not brought any Action for Infringement of Intellectual Property or breach of any agreement involving Intellectual Property against any third party. There are no outstanding or imminent Actions or Orders nor, to the Company's knowledge, threatened Actions or Orders that seek to limit or challenge the use, ownership, validity, enforceability or value of any Intellectual Property of the Company, nor, to the Company's knowledge, is there a valid basis for any such Action or Order.

                 (e) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company's Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

                 (f) The Company has used commercially reasonable efforts to protect and preserve the confidentiality of all Intellectual Property that is confidential in nature ("Confidential Information"). All use, disclosure or appropriation of material Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation by the Company of material Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful. The Company has used commercially reasonable efforts to protect and preserve the integrity and security of its software, systems and networks and the information thereon from any unauthorized use, access or appropriation.

                 (g) There are no actions that must be taken by the Company within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Intellectual Property right, including the payment of any fees or the filing of any responses or documents needed to obtain, maintain, perfect, preserve or renew any Intellectual Property.

                 2.12 Environmental Matters. (a) (i) The Company complies and has complied with all applicable Environmental Laws, and possesses and complies with and has possessed and complied with all Environmental Permits;
(ii) there are and have been no Materials of Environmental Concern, or other conditions, at any property owned, operated, or otherwise used by the Company now or in the past, or at any other location, in circumstances that would reasonably be expected to result in liability to the Company under any Environmental Law or result in costs to the Company arising out of any Environmental Law; (iii) no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Company is, or to the knowledge of the Company will be, named as a party is pending or, to the knowledge of the Company, threatened, nor is the Company the subject of any investigation or the recipient of any request for information in connection with any such proceeding or potential proceeding; (iv) to the knowledge of the Company, the foregoing representations and warranties are also true and correct with respect to any entity for which the Company may be liable; and (v) the Company has provided to Acquirer true and complete copies of all material Environmental Reports in the possession or control of the Company.

         (b) For purposes of this Agreement, the terms below shall be defined as follows:

                 (i) "Environmental Laws" shall mean any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

                 (ii) "Environmental Permits" shall mean any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

                 (iii) "Environmental Report" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may in any way affect the Company, or any entity for which it may be liable.

                 (iv) "Materials of Environmental Concern" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

                 2.13 Taxes. The Company and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company is or has been a member, have properly completed and timely filed all Tax Returns (as defined below) required to be filed by them and have paid all Taxes shown thereon to be due, other than any Taxes for which adequate reserves in accordance with generally accepted accounting principles have been reflected in the Financial Statements. The Company's Financial Statements reflect any Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Returns other than Taxes arising in the ordinary course of business after the date of the Financial Statements. The Company has not, or will not have at the Effective Time, any material liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course subsequent to December 31, 1999. There is (i) no material claim for Taxes that is a lien against the property of the Company or is being asserted against the Company other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of the Company being conducted by a Tax Authority (as defined below),
(iii) no extension of the statute of limitations on the assessment of any Taxes granted by the Company and currently in effect, and (iv) no agreement, contract or arrangement to which the Company is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code. The Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. The Company has not filed and will not file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to the Company. The Company is not a party to any Tax sharing or Tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement. The Company has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. The Company has not ever been a member of a consolidated, combined or unitary group of which the

Company was not the ultimate parent corporation. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes. The Company has in its possession receipts for any Taxes paid to foreign Tax authorities. For the year ending December 28, 1998 and earlier the Company made a valid election under 1362 of the Code to be an S Corporation and made similar elections under all state and local laws that permit such election. The Company has not ever been a "United States real property holding corporation" within the meaning of Section 897 of the Code.

                 2.14  Employee Benefit Plans.

                 (a) Schedule 2.14 contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether oral or written, under which any current or former employee or director of the Company (the "Company Employees") has any current or future right to benefits or under which the Company has any current or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

                 (b) With respect to each Company Plan, the Company has delivered to the Acquirer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company to the Company Employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the two most recent years (A) the Form 5500 and attached schedules and (B) audited financial statements.

                 (c) (i) Each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of their "Controlled Group" (within the meaning of Section 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; and (iv) no "reportable event" (as defined in Section 4043 of ERISA) or "prohibited transaction" (as defined in
Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan; (vi) no Company Plan provides retiree welfare benefits and the Company has no obligations to provide any retiree welfare benefits.

                 (d)  No Company Plan is subject to Title IV of ERISA or
Section 412 of the Code, and the Company could not have, directly or indirectly, any current or future liability under Title IV of ERISA or
Section 412 of the Code (including, without limitation, an obligation to indemnify any person or entity for liability related to a plan subject to Title IV of ERISA or Section 412 of the Code). No Company Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), and neither the Company nor any member of its Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute) to any multiemployer plan.

                 (e) No Company Plan exists that, as a result of the execution of this Agreement or the transaction contemplated by this Agreement, could result in the payment to any Company Employee of any money or other property or could result in the increase, acceleration or provision of any other rights or benefits to any Company Employee.

                 2.15 Employee Matters. Except as set forth in Schedule 2.15, (1) the Company is in compliance in all material respects with all applicable laws, regulations, agreements, contracts and policies relating to employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices; (2) the Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and the

Company is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; (3) the Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to any unpaid unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice); (4) as of the date hereof, there are no pending claims against the Company under any workers compensation plan or policy or for long-term disability; (5) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its respective employees, which controversies have resulted, or could reasonably be expected to result, in an action, suit, complaint, proceeding, claim, arbitration or investigation before or by any governmental agency, administrative agency, court, commission or tribunal, foreign or domestic by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company's employees; (6) the Company is not a party to any collective bargaining agreement or other labor union contract, and the Company does not know of any activities or proceedings of any labor union in connection with an attempt to organize any such employees; (7) to the Company's knowledge, no employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others; (8) since December 31, 1999, no employee of the Company has given notice to the Company, and the Company is not otherwise aware, that any such employee intends to terminate his or her employment with the Company; (9) the Company is not a party to any employment agreement or consulting agreement with any person or entity, nor is any such contract or agreement presently being negotiated; (10) there is no unfair labor practice charge or complaint pending or, to the best knowledge of the Company, threatened against or otherwise affecting the Company; (11) there is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect, threatened against or otherwise affecting the Company, and the Company has not experienced any such labor controversy within the past five years; (12) no grievance is pending or, to the best knowledge of the Company, threatened which, if adversely decided, could have a material adverse effect on the Company; (13) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Government agency relating to employees or employment practices; (14) the Company has paid in full to all employees of the Company all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or law; (15) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company on or prior to the Closing Date; (16) the Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past five years, nor has the Company planned or announced any such action or program for the future; (17) the Company shall not, at any time within the 90-day period prior to the Closing Date, effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN") or any state law, affecting in whole of in part any site of employment, facility, operating unit or employee; and (18) the Company is in compliance with its obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

                 2.16  Transactions with Affiliates.  Except as set forth on
Schedule 2.16, no officer, director, employee, stockholder of 10% of more of the Company's common stock or Affiliates of the Company or any immediate family member of any such individual or any entity in which any such Person or individual owns at least a ten percent (10%) interest, is a party to any agreement, contract, commitment or transaction with the Company or has any material interest in any material property used by the Company; provided that the following events need not be disclosed: (a) dividends, redemptions, stock purchases and other distributions otherwise permitted under this Agreement, (b) the payment of reasonable fees to directors of the Company who are employees of the Company, (c) any transaction with an officer or member of the board of directors of the Company in the ordinary course of business involving compensation, indemnity, employee benefit arrangements or expense reimbursement, (d) loans or advances to employees otherwise permitted under this Agreement and (e) customary employment arrangements and benefit programs on reasonable terms as approved by the board of directors of the Company or a committee thereof.

                 2.17 Insurance. Schedule 2.17 of the Company Disclosure Schedule sets forth all policies of insurance and bonds of the Company as of the date hereof. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                 2.18 Compliance With Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on the Company.

                 2.19 Minute Books. The minute books of the Company made available to Acquirer contain a complete and accurate summary in all material respects of all meetings or actions by written consent of directors and shareholders from the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

                 2.20 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except with respect to Deutsche Banc Alex Brown, the terms of whose engagement have been disclosed to the Acquirer.

                 2.21 Voting Agreements; Irrevocable Proxies. All of the persons and/or entities deemed "Affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") and certain shareholders of the Company who collectively hold more than 50% of the outstanding Company Common Stock and more than 50% of the outstanding Class A Preferred Stock have agreed in writing to vote for approval of the Merger pursuant to voting agreements attached hereto as Exhibit B ("Voting Agreements"), and pursuant to Irrevocable Proxies attached thereto as Annex A ("Irrevocable Proxies").

                 2.22 Vote Required. The affirmative votes of the holders of at least (i) a majority of the shares of Company Common Stock and (ii) a majority of the shares of Class A Preferred Stock, each as outstanding on the record date set for the Company Shareholders Meeting, are the only votes of the holders of any of the Company's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

                 2.23 Board Approval. The Board of Directors of the Company has (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the shareholders of the Company and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of the Company approve this Agreement and the Merger.

                 2.24 Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements was calculated in accordance with generally accepted accounting principles and in a manner consistent with prior periods.

                 2.25  Customers and Suppliers.  Except as provided in
Schedule 2.25, no customer which individually accounted for more than five percent (5%) of the Company's gross revenues during the twelve (12) month period preceding the date hereof, and no supplier of the Company, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company, or has decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company in the case of such customer, and to the Company's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. The Company has not knowingly breached, so as to provide a benefit to the Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company. As of the date hereof, the Company provides services to customers, who in turn have not less than 750,000 subscriber accounts.

                 2.26 Material Contracts. Except for the contracts and agreements described in Schedule 2.26 (collectively, the "Material Contracts"), the Company is not a party to or bound by any material contract, including without limitation:

                 (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

                 (b) any contract for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $50,000 over the life of the contract;

                 (c) any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement;

                 (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles, except for capital leases of equipment (each such lease requiring payments of not in excess of $25,000 over the life of the lease) as set forth in the Financial Statements;

                 (e) any contract for capital expenditures in excess of $50,000 in the aggregate;

                 (f) any contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person (as that term is defined in the Exchange Act (as defined herein)) or any confidentiality, secrecy or non-disclosure contract;

                 (g) any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property requiring payments in excess of $25,000 per year;

                 (h) any contract with any person with whom the Company does not deal at arm's length;

                 (i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

                 (j) any pension, profit share, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to current, future, retired or terminated employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

                 (k) any contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or contract relating to loans to officers, directors or Affiliates;

                 (l) any contract under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

                 (m) any lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $100,000;

                 (n) any lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

                 (o) any contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $25,000;

                 (p) any assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Intellectual Property);

                 (q) any warranty agreement with respect to its services rendered or its products sold or leases;

                 (r) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

                 (s)  any sales, distribution or franchise agreement;

                 (t) any agreement with a term of more than six months which is not terminable by the Company upon less than 30 days notice without penalty;

                 (u) agreement under which the Company receives or provides Internet access, telecommunications services or technical or other support services; or

                 (v) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $25,000 annually.

The Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any Material Contract. Except as provided in Schedule 2.26, each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or to the Company's knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been made available to the Acquirer.

                 2.27 Third Party Consents. Schedule 2.27 to the Company Disclosure Schedule lists all contracts of the Company that require a novation or consent to assignment, as the case may be, prior to the Effective Time so that the Company will continue to be provided with the full benefits thereunder. Schedule 2.27 to the Company Disclosure Schedule sets forth every contract of the Company which, if no consent to the transactions contemplated by this Agreement were obtained, would have a Material Adverse Effect on Acquirer's ability to operate the business of the Company in the same manner as such business was operated by the Company prior to the Effective Time.

                 2.28 Year 2000. Except as set forth on Schedule 2.28 to the Company Disclosure Schedule, there have been no Year 2000 Compliance problems with any of computer hardware, software, databases, automated systems and other computer and telecommunications equipment owned or used by the Company ("Systems") or any products designed, manufactured, distributed or sold by the Company ("Products") that would result in a Material Adverse Effect to the Company. "Year 2000 Compliance" means, with respect to the Systems, Products or other equipment or materials in question, that such can be used before, during and after the calendar year 2000 A.D., and will operate during each such time period, either on a stand-alone basis or by interacting or interoperating with third-party software (provided that such third-party software is Year 2000 Compliant), without error relating to the processing, calculating, comparing, sequencing or other use of date-related data.

                 2.29 Representations Complete. None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                 2.30 HSR Act. With respect to whether filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated by the U.S. Federal Trade Commission thereunder (the "HSR Rules"), are required in connection with the Merger, the Company represents that (1) the Company, including all entities it "controls" (as defined under 16 C.F.R. Section 801.1(b) of the HSR Rules) does not "hold," as defined under 16 C.F.R. Section 801.1(c) of the HSR Rules, in the aggregate, "total assets" of $10,000,000 or more or "annual net sales" of $100,000,000 or more as defined under 16 C.F.R. Section 801.11 of the HSR Rules; (2) the Company and all entities it "controls," are not "engaged in manufacturing" as defined under 16 C.F.R. Section 801.1(j) of the HSR Rules; and (3) each of the Company's shareholders (a) does not hold in the aggregate, total assets of $10,000,000 or more or annual net sales of $10,000,000 or more as defined under 16 C.F.R. Section 801.11 of the HSR Rules, or (b) will hold, as a result of the Merger, 10% or less of the outstanding voting securities of the Acquirer "solely for the purpose of investment" as defined under 16 C.F.R. Section 802.9 of the HSR Rules.


                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF  ACQUIRER

                 Acquirer represents and warrants to the Company as follows:

                 3.1 Organization, Standing and Power. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Acquirer has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquirer.

Acquirer is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

                 3.2 Capital Structure. The authorized capital stock of Acquirer consists of 190,000,000 shares of Acquirer Common Stock, $0.001 par value per share, 10,000,000 shares of Class B Common Stock ("Acquirer Class B Common Stock"), $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share ("Acquirer Preferred Stock"), of which there were issued and outstanding as of the close of business on March 6, 2000, 96,310,547 shares of Acquirer Common Stock, 2,392,191 shares of Acquirer Class B Common Stock convertible into 3,588,286 shares of Acquirer Common Stock and no shares of Acquirer Preferred Stock. The shares of Acquirer Common Stock to be issued in to the Merger in exchange for Company Capital Stock and upon the exercise of assumed Company Options will be duly authorized, validly issued, fully paid, and non-assessable.

                 3.3 Authority. Acquirer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquirer. This Agreement has been duly executed and delivered by Acquirer and constitutes the valid and binding obligation of Acquirer enforceable against Acquirer in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Acquirer, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquirer or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquirer in connection with the execution and delivery of this Agreement by Acquirer or the consummation by Acquirer of the transactions contemplated hereby, except for
(i) the filing of the Certificate of Merger, together with any other required filings and recordings under Delaware Law and Pennsylvania Law, as provided in Section 1.2, (ii) the filing of a Form 8-K with the SEC and National Association of Securities Dealers ("NASD") within fifteen (15) days after the Closing Date, (iii) the filing of a registration statement on Form S-3 with the SEC after the Closing Date covering the resale of the shares of Acquirer Common Stock issued in the Merger, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (vi) the filing with the NASDAQ Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquirer Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Plan assumed by Acquirer, (vii) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Acquirer Common Stock issuable pursuant to outstanding options under the Company Stock Plan assumed by Acquirer and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquirer and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

                 3.4 SEC Documents; Financial Statements. Acquirer has made available to the Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities
Act), definitive proxy statement, and other filing filed with the SEC by Acquirer since December 31, 1998 (collectively, the "Acquirer SEC Documents"). In addition, Acquirer has made available to the Company all exhibits to the Acquirer SEC Documents filed prior to the date hereof, and will promptly make available to the Company all exhibits to any additional Acquirer SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Acquirer SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the Acquirer SEC Documents nor any information provided by the Acquirer pursuant to the provisions of Section 5.1 contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquirer SEC Document. Acquirer has timely filed with the SEC all required statements, reports, registration statements and documents required to be filed by it with the SEC on or since December 31, 1998, all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act or the Exchange Act, as the case may be. The financial statements contained in the Acquirer SEC Documents have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other. Such financial statements fairly present the financial condition and operating results of Acquirer as of the dates, and for the periods, indicated therein, subject in the case of unaudited interim financial statements, to normal year-end adjustments. Except as disclosed in the Acquirer SEC Documents and any press releases of the Acquirer issued up to and including the date hereof, there has not occurred any event, change or effect that would result in a Material Adverse Effect on Acquirer, taken as a whole.

                 3.5 Board Approval. The Boards of Directors of Acquirer and Merger Sub have approved this Agreement and the Merger and each of the other transactions and agreements contemplated hereby. No consent or approval of the shareholders of Acquirer or Merger Sub is required or necessary for Acquirer or Merger Sub to enter into this Agreement or to consummate the transactions contemplated hereby.

                                  ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

                 4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquirer), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. The Company further agrees to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) to Acquirer's consent to the filing of material Tax Returns (which consent shall not be unreasonably withheld or delayed), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, in order to preserve its goodwill and ongoing business. The Company agrees to promptly notify Acquirer of any event or occurrence not in the ordinary course of its business, and of any event that could have a Material Adverse Effect on the Company.

                 4.2 Restriction on Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time and as expressly provided for in this Agreement, the Company shall not do, cause or permit any of the following, without the prior written consent of Acquirer:

                 (a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

                 (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants to the extent required in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

                 (c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

                 (d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts; provided, however, that the Company shall not enter into any agreement or commitment for the purchase of products or supplies in an amount in excess of $20,000 in any one case or $300,000 in the aggregate;

                 (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options, warrants or other rights therefor disclosed in Schedule 2.2 to the Company Disclosure Schedule as outstanding as of the date of this Agreement;

                 (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than pursuant to non-exclusive, non-source code licenses in the ordinary course of business consistent with past practice;

                 (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                 (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole except for (i) sales of products and services in the ordinary course of business or (ii) sales of obsolete or unused equipment;

                 (i) Indebtedness. Incur any indebtedness for borrowed money in excess of $20,000 or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                 (j) Leases. Enter into any operating lease in excess of $20,000;

                 (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

                 (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                 (m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

                 (n) Termination or Waiver. Terminate or waive any right of substantial value;

                 (o) Employee Benefit Plans. (x) Increase or accelerate the compensation or fringe benefits of any current or former director or employee of the Company (except for increases in salary or wages in the ordinary course of business consistent with past practice), (y) grant any severance or termination pay to any current or former director or employee of the Company or (z) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement.

                 (p) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or result in a loss of rights of substantial value, provided that it consults with Acquirer prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                 (q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

                 (r) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                 (s) Notices. The Company shall give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the

         Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

                 (t) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                 (u) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (t) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                 4.3 No Solicitation. The Company will not permit its officers, directors, employees or other agents to, directly or indirectly,
(i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined in Section 7.3(e)) or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company to, or afford access to the properties, books or records of the Company to, any person that has advised the Company that it may be considering making, or that has made, a Takeover Proposal. The Company shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal. The Company will promptly notify Acquirer after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any person that has advised the Company that it may be considering making, or that has made, a Takeover Proposal and will keep Acquirer fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Acquirer with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing.


                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

                 5.1 Information Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Acquirer, the Information Statement. The Company shall mail the Information Statement to all shareholders of the Company entitled to receive such notice under Pennsylvania Law. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquirer Common Stock to be received by the holders of Company Capital Stock in the Merger and a proxy statement for solicitation of shareholder approval of the Merger. Whenever any event occurs with respect to the Company that is required to be set forth in an amendment or supplement to the Information Statement, the Company shall promptly inform Acquirer of such occurrence and cooperate in mailing to shareholders of the Company such amendment or supplement. The Information Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger Agreement and the Merger and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of the Company. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Acquirer or its affiliates or associates, the form and content of which information shall not have been approved by Acquirer prior to such inclusion (such approval not to be unreasonably withheld or delayed).

                 5.2 Meeting of Shareholders. The Company shall promptly after the date hereof take all action necessary in accordance with Pennsylvania Law and its Articles of Incorporation and Bylaws to convene a meeting of the shareholders of the Company for the purpose of approving this Agreement and the transactions contemplated hereby or to secure the written consent of its shareholders thereto (referred to as the "Company Shareholders Meeting") within thirty (30) days following the date of this Agreement. The Company shall consult with Acquirer regarding the date of the Company Shareholders Meeting and shall not postpone or adjourn the Company Shareholders Meeting without the consent of Acquirer. The Company shall use its best efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

                 5.3  Access to Information.

                 (a) The Company shall afford Acquirer and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the Company's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties, personnel of the Company as Acquirer may reasonably request. The Company agrees to provide to Acquirer and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                 (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquirer and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of the Company's ongoing operations.

                 (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                 (d) The Company shall provide Acquirer and its accountants, counsel and other representatives reasonable access, during normal business hours, during the period prior to the Effective Time, to all of the Company's Tax Returns and other records and workpapers relating to Taxes and shall provide to Acquirer and its representatives, promptly upon request, the following information: (i) the types of Tax Returns being filed by the Company in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) all material Tax elections filed in each jurisdiction by the Company, (v) any deferred intercompany gain with respect to transactions to which the Company has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

                 5.4 Confidentiality. The parties acknowledge that Acquirer and the Company have previously executed a non-disclosure agreement dated January 20, 2000 and a non-solicitation agreement dated February 17, 2000 (collectively, the "Confidentiality Agreement"), a copy of which is attached hereto as Exhibit C, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

                 5.5 Public Disclosure. Unless otherwise permitted by this Agreement, each party shall consult with the other party before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby. The Company shall not issue any such press release or make any such statement or disclosure without the prior approval of Acquirer.

                 5.6  Consents; Cooperation.

                 (a) Each of Acquirer and the Company shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. The Company shall use all commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to federal or state antitrust or fair trade law.

                 (b) Each of Acquirer and the Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquirer and the Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquirer and the Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, neither party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) sixty (60) days after the date of this Agreement or
(ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Acquirer and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                 (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), (i) Acquirer shall not be required to divest any of its or its subsidiaries' businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Acquirer or of the Surviving Corporation after the Effective Time and (ii) the Company may not agree to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation without the consent of the Acquirer.

                 5.7 Voting Agreements/Irrevocable Proxies/Shareholder Representation Agreement.

                 (a) Acquirer shall be entitled to place appropriate legends on the certificates evidencing any Acquirer Common Stock to be received by any shareholder of the Company pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for Acquirer Common Stock. At the request of any shareholder of the Company, all legends on the certificates will be removed when and to the extent no longer required.

                 (b) The Company has caused (i) all Affiliates of the Company, (ii) shareholders of the Company who collectively hold more than 50% of the outstanding Company Common Stock and (ii) shareholders of the Company who hold more than 50% of the outstanding Class A Preferred Stock to execute and deliver to Acquirer a Voting Agreement substantially in the form of

Exhibit B and an Irrevocable Proxy substantially in the form of Annex A attached thereto concurrently with the execution of this Agreement.

                 (c) The Company shall use all commercially reasonable efforts to deliver or cause to be delivered to Acquirer at or prior to the Closing from each of the shareholders of the Company who has not executed a Voting Agreement, an executed Shareholder Representation Agreement (the "Shareholder Representation Agreement") in the form attached hereto as Exhibit D.

                 5.8 Legal Requirements. Each of Acquirer and the Company will, and Acquirer will cause its subsidiaries to, (i) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement, (ii) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, and (iii) take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

                 5.9 Blue Sky Laws. Acquirer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Acquirer Common Stock in connection with the Merger and the assumption and exercise of Company Options. The Company shall use its best efforts to assist Acquirer as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of Acquirer Common Stock in the Merger.

                 5.10 Employee Benefit Plans; Assumption of Options. At the Effective Time, the Company Stock Plan, and each Company Option outstanding under the Company Stock Plan or otherwise whether vested or unvested, will be assumed by Acquirer. Schedule 5.10 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options under the Company Stock Plan, including the number of shares of Company Capital Stock subject to each such Company Option, the exercise or vesting schedule, the exercise price per share and the term of each such Company Option. On the Closing Date, the Company shall deliver to Acquirer an updated Schedule 5.10 hereto current as of such date. Each such Company Option so assumed by Acquirer under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Plan and the applicable stock option agreement immediately prior to the Effective Time, except that (i) such Company Option will be exercisable for that number of whole shares of Acquirer Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such assumed Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined in Exhibit A) and rounded down to the nearest whole number of shares of Acquirer Common Stock, and (ii) the per share exercise price for the shares of Acquirer Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Company Stock Plan and the documents governing the outstanding options, the Merger will not terminate any of the outstanding options under the Company Stock Plan.

                 5.11 Escrow Agreement. On or before the Effective Time, the Escrow Agent, the Shareholders' Agent (as defined in Section 8.8 hereto), the Company and Acquirer will execute the Escrow Agreement contemplated by
Article VIII in substantially the form attached hereto as Exhibit E ("Escrow Agreement").

                 5.12 Form S-8. Acquirer agrees to file, no later than thirty (30) business days after the Closing, a registration statement on Form S-8 covering the shares of Acquirer Common Stock issuable pursuant to outstanding Company Options under the Company Stock Plan assumed by Acquirer, provided that such Company Options qualify for registration on such Form S-8. The Company agrees that it shall cause to be delivered to Acquirer prior to the Closing all option documentation relating to the outstanding Company Options, and, in the event such delivery is delayed, Acquirer's obligation to file the registration statement on Form S-8 shall be commensurately delayed.

                 5.13  Listing of Additional Shares.
Prior to the Effective Time, Acquirer shall (i) file with the NASDAQ Market a Notification Form for Listing of Additional Shares with respect to the shares of Acquirer Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the Company Options under the Company Stock Plan assumed by Acquirer and (ii) cause such shares of Acquirer Common Stock to be authorized for listing on the NASDAQ National Market.

                 5.14 Employees. (a) Set forth on Schedule 5.14 is a list of employees of the Company to whom Acquirer will make an offer of employment pursuant to an Employment and Non-Competition Agreement, substantially in the form of Exhibit F hereto. Acquirer will negotiate in good faith to enter into an agreement with the employees listed on Schedule 5.14. The Company shall cooperate with Acquirer to assist Acquirer in entering into an agreement with each such employee.

                 (b) The Surviving Corporation shall not terminate except for Cause any of the employees who are actively employed in the Company immediately preceding the day after the Closing Date (the "Employment Commencement Date") during the twelve months following the Employment Commencement Date. For the purposes of this Section, "Cause" shall mean, with respect to each employee, (i) such employee's continued failure substantially to perform his or her duties of employment (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten days following written notice by Acquirer or the Surviving Corporation to such employee of such failure, (ii) dishonesty in the performance of such employee's duties, (iii) an act or acts on such employee's part constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, (iv) such employee's willful malfeasance or willful misconduct in connection with his or her duties or any act or omission which is injurious to the financial condition or business reputation of Acquirer, the Surviving Corporation or any of their affiliates or (v) if applicable, such employee's breach of any provisions of his or her employment agreement.

                 (c) After the Effective Time, Acquirer shall grant all the employees of the Company credit for all service with the Company prior to the Effective Time for all purposes for which such service was recognized by the Company, and Acquirer shall provide that any expenses incurred on or before the Effective Time by an employee of the Company or such employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

                 (d) The Company (i) covenants that George H. McGovern III and Edward J. Sullivan shall continue to work at the Company for a period of at least twelve months from the Effective Time hereof pursuant to the terms of their respective Employment and Non-Competition Agreements substantially in the form of Exhibit F attached hereto and (ii) shall cause each of George
H. McGovern III and Edward J. Sullivan to enter into an Escrow Agreement substantially in the form of Exhibit I attached hereto, pursuant to which certain shares of Acquirer Common Stock to be received by each of them as consideration for the Merger shall be subject to forfeiture in the event that their employment is terminated under certain circumstances within twelve months from the Effective Time.

                 5.15 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided, however, that the Company agrees that it will not incur investment banking fees and expenses exceeding $3,025,000 and legal fees and expenses exceeding $400,000 in connection with the Merger.
Any expenses (including any fees and expenses of legal counsel, financial advisors and accountants) incurred by the Company in excess of $3,425,000 for fees and expenses shall remain an obligation of the Company's shareholders. If Acquirer or the Company receives any invoices for amounts in excess of such amounts, the Company may, with Acquirer's written approval, pay such fees; provided, however, that such payment shall, if not promptly reimbursed by the Company shareholders at Acquirer's request, constitute Damages (as defined in Section 8.2) recoverable under the Escrow Agreement and such Damages shall not be subject to the Escrow Basket.

                 5.16 Treatment as Reorganization. Neither the Company nor Acquirer shall take any action prior to or following the Closing that would cause the merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                 5.17 Best Efforts and Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                 5.18 Company Warrants. The Company shall use its best efforts to ensure that all outstanding warrants to acquire Company Capital Stock have been cancelled or exercised at or prior to the Closing Date.

                 5.19  Indemnification of Directors, Officers, etc.
(a) Acquirer and the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of the Company and Acquirer shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former employees and agents of the Company (collectively, the "Indemnified Parties"), in each case, against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) permitted or required under applicable law and the Company's Articles of Incorporation and By-Laws in effect at the date hereof. Acquirer or the Surviving Corporation shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this
Section 5.19.

                 (b) For a period of six years after the Effective Time, Acquirer shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Acquirer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous); provided, however, that if the premiums with respect to such insurance exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance, Acquirer shall be obligated to purchase directors' and officers' liability insurance with the maximum coverage as can be obtained at an annual premium equal to 200% of the annual premiums paid by the Company as of the date hereof.

                                  ARTICLE VI
                           CONDITIONS TO THE MERGER

                 6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                 (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company shareholders under Pennsylvania Law.

                 (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the assumption of the Company Options hereunder, which makes the consummation of the Merger or the assumption of the Company Options hereunder illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

                 (c) Governmental Approval. Acquirer and the Company and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for the consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR.

                 (d) Tax Opinion. Acquirer and the Company shall have received written opinions of Acquirer's legal counsel and the Company's legal counsel, respectively, in form and substance reasonably satisfactory to them, and dated on or about the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Acquirer and the Company.

                 (e) Escrow Agreement. Acquirer, the Company, Escrow Agent and the Shareholder's Agent (as defined in Section 8.8 hereto) shall have entered into an Escrow Agreement substantially in the form
         attached hereto as                            Exhibit E.

                 6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

                 (a) Representations, Warranties and Covenants. (i) The representations and warranties of Acquirer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date of this Agreement and on and as of the Effective Time as though such representations and warranties were made on and as of such time, except to the extent that any representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be as of such earlier date, and
         (ii) Acquirer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Acquirer as of the Effective Time.

                 (b) Certificate of Acquirer. The Company shall have been provided with a certificate executed on behalf of Acquirer by an officer of Acquirer to the effect set forth in Section 6.2(a).

                 (c) Redemption of Class A Preferred Stock and Repayment of Senior Revolving Loan. The Class A Preferred Stock held by the State Board of Administration of Florida will have been redeemed in accordance with its terms and the senior revolving loan from the State Board of Administration of Florida will have been repaid in accordance with its terms.

                 6.3  Additional Conditions to Obligations of Acquirer.
The obligations of Acquirer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquirer:

                 (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date of this Agreement and on and as of the Effective Time as though such representations and warranties were made on and as of such time, except to the extent that any representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be as of such earlier date, and
         (ii) the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company as of the Effective Time.

                 (b) Certificate of the Company. Acquirer shall have been provided with a certificate executed on behalf of the Company by its Chairman to the effect set forth in Section 6.3(a).

                 (c) Third Party Consents. Acquirer shall have been furnished with evidence satisfactory to it of the consent or approval of those persons or entities whose consent or approval shall be required in connection with the Merger under the contracts of the Company set forth on Schedule 2.27 hereto.

                 (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquirer's conduct or the operation of the business of the Company following the Merger shall be in effect, and no proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing shall be pending.

                 (e) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Company.

                 (f) FIRPTA Certificate. The Company shall, prior to the Closing Date, provide Acquirer with a properly executed FIRPTA Certificate, substantially in the form of Exhibit G attached hereto, which states that shares of capital stock of the Company do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquirer's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Acquirer, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit H attached hereto, along with written authorization for Acquirer to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger.

                 (g) Resignation of Directors and Officers. The directors and officers of the Company in office immediately prior to the Effective Time shall have resigned as directors and officers, as applicable, of the Company effective as of the Effective Time.

                 (h) Company Warrants. All outstanding warrants to acquire Company Preferred Stock or Company Common Stock shall have been cancelled or exercised in full.

                 (i) Employment and Non-Competition Agreements. At least all but two of the employees of the Company (i) set forth on Schedule
         5.14 shall have accepted employment with Acquirer and shall have entered into an Employment and Non-Competition Agreement substantially in the form attached hereto as Exhibit F and (ii) holding stock options to acquire shares of Company Common Stock, which options by their terms would accelerate as a result of the transactions contemplated herein, shall have entered into written consents, in form and substance satisfactory to Acquirer and sufficient to effect an amendment of the terms of such stock options, so that such acceleration shall be delayed until the one year anniversary of the Employment Commencement Date (provided, however, that the options of such employees shall otherwise continue to vest according to the respective schedules and terms of such options without giving effect to such acceleration provisions; and provided, further, that the unvested portion of such options shall fail to vest only under such circumstances described in the early resignation and "Escrow Cause" provisions set forth in Section 4(d) of the Escrow Agreement attached hereto as Exhibit I); provided that, without exception, all the employees set forth on Schedule 6.3 shall have entered into the agreements, consents and amendments referenced in clauses (i) and (ii) of this paragraph (i).

                 (j) Certificates of Good Standing. The Company shall, on or prior to the Closing Date, provide Acquirer a certificate from the Secretary of the Commonwealth of Pennsylvania as to the Company's good standing.

                 (k) Termination of 401(k) Plan. If required by Acquirer in writing, the Company shall, immediately prior to the Closing Date, terminate the Company 401(k) Plan (the "401(k) Plan") and no further contributions shall be made to the 401(k) Plan, provided that, as a condition of such termination, the Company's employees shall be eligible to participate in Acquirer's 401(k) plan promptly following the Closing Date. The Company shall provide to Acquirer (i) executed resolutions by the Board of Directors of the Company authorizing such termination and (ii) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of such termination

                 (l) Shareholder Representation Agreement. The Company shall, prior to the Closing Date, provide Acquirer with an executed Shareholder Representation Agreement, in the form attached hereto as Exhibit D from at least all but two of the shareholders of the Company who has not executed a Voting Agreement; provided that, without exception, all the individuals set forth on Schedule 6.3 shall have entered into a Shareholder Representation Agreement.

                 (m) Escrow Agreement. The Escrow Agreement substantially in the form of Exhibit I attached hereto shall have been executed and delivered


                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

                 7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, this Agreement may be terminated:

                 (a) by mutual consent duly authorized by the Board of Directors of Acquirer and the Company;

                 (b) by either Acquirer or the Company, if the Closing shall not have occurred on or before July 31, 2000; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                 (c) by Acquirer, if (i) the Company shall breach any material representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) business days of receipt by the Company of written notice of such breach, provided that the right to terminate this Agreement by Acquirer under this Section 7.1(c)(i) shall not be available to Acquirer in the event Acquirer is at that time in material breach of this Agreement,
         (ii) the Board of Directors of the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger, or shall have recommended, endorsed, accepted or agreed to a Takeover Proposal, or shall have resolved to do any of the foregoing, (iii) the Company, or its officers, directors or other agents, shall have materially failed to comply with Section 4.3, or (iv) for any reason the Company fails to call and hold the Company Shareholders Meeting by April 1, 2000;

                 (d) by the Company, if Acquirer shall breach any material representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) days following receipt by Acquirer of written notice of such breach, provided that the right to terminate this Agreement by the Company under this
         Section 7.1(d) shall not be available to the Company in the event the Company is at that time in material breach of this Agreement;

                 (e) by Acquirer if a Trigger Event (as defined in Section 7.3(c)) or Takeover Proposal shall have occurred and the Board of Directors of the Company, in connection therewith, does not within five (5) business days of such occurrence (i) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and (ii) reject such Takeover Proposal or Trigger Event.

                 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer or the Company or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 and of Article IX shall remain in full force and effect and survive any termination of this Agreement.

                 7.3  Expenses and Termination Fees.

                 (a) Subject to Section 7.3(b), Section 7.3(c) and Section 5.15, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

                 (b) In the event that (i) Acquirer shall terminate this Agreement pursuant to Section 7.1(c)(ii), 7.1(c)(iii), 7.1(c)(iv) or 7.1(e), then the Company shall promptly (but in no event later than five (5) business days after the occurrence of the event giving Acquirer the right to so terminate this Agreement) pay to Acquirer the amount of Two Million Dollars ($2,000,000).

                 (c) As used herein, a "Trigger Event" shall occur if any Person (as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) either (i) acquires beneficial ownership

(as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) of securities representing ten percent (10%) or more of the voting power of the Company, or (ii) commences a tender or exchange offer for securities of the Company that, if successfully consummated, would result in the acquisition by offeror and its affiliates of beneficial ownership of securities representing ten percent (10%) or more of the voting power of the Company.

                 (d) For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, (i) a merger or other business combination involving the Company (other than the Merger), (ii) the acquisition of twenty percent (20%) or more of the outstanding shares of capital stock of the Company, or (iii) the acquisition of a substantial portion of the assets of the Company (other than the sale or disposition of inventory in the ordinary course of the Company's business).

                 7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that an amendment made subsequent to adoption of the Agreement by the shareholders of the Company shall not alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock.

                 7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                 ARTICLE VIII
                          ESCROW AND INDEMNIFICATION

                 8.1 Escrow Fund. As soon as practicable after the Effective Time, the Escrow Shares shall be registered in the name of, and be deposited with, an institution selected by Acquirer with the reasonable consent of the Company, as escrow agent in connection with this Agreement (the "Escrow Agent"), such deposit (together with interest and other income thereon) to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement substantially in the form attached hereto as Exhibit E. The Escrow Fund shall be available to compensate Acquirer solely pursuant to the indemnification obligations of the shareholders of the Company.

                 8.2  Indemnification.

                 (a) Subject to the limitations set forth in this Article VIII, subsequent to the Closing, the shareholders of the Company will indemnify and hold harmless Acquirer and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquirer within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions or causes of action, including, without limitation, reasonable legal fees, net of any recoveries by Acquirer under existing insurance policies or indemnities from third parties (collectively, "Damages"), arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Company in this Agreement, the Company Disclosure Schedules or any exhibit or schedule to this Agreement. The Escrow Fund shall be security for this indemnity
obligation subject to the limitations in this Agreement.   If the Merger is
consummated, recovery from the Escrow Fund in accordance with this Article VIII shall be the exclusive remedy under this Agreement for any breach or default in connection with any of the representations, warranties, covenants or agreements set forth in this Agreement or any exhibit or schedule hereto, except in the event of fraud or intentional misrepresentation or in the event of a breach of any of the representations and warranties set forth in Section
2.1 (Organization, Standing and Power), Section 2.2 (Capital Structure),
Section 2.13 (Taxes) or Section 2.34 (Accounting and Tax Matters).

                 (b) Nothing in this Agreement shall limit the liability (i) of the Company for any breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any Company shareholder in connection with any breach by such shareholder of the Voting Agreement.

                 (c) Notwithstanding anything in this Agreement to the contrary, neither the Company nor any shareholder of the Company shall have any liability whether in contract, at law or otherwise with respect to a breach of the covenant set forth in Section 5.14(d).

                 8.3 Damage Threshold. Notwithstanding the foregoing, Acquirer may not receive any shares from the Escrow Fund unless and until one or more Officer's Certificates (as defined in Section 8.5 below) identifying Damages the aggregate amount of which exceeds $100,000 has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquirer shall receive shares equal in value to the full amount of Damages; provided, however, that in no event shall Acquirer receive more than the number of shares of Acquirer Common Stock originally placed in the Escrow Fund, as adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible or exchangeable into Acquirer Common Stock), reorganization, recapitalization or other like change with respect to Acquirer Common Stock occurring after the date hereof. In determining the amount of any Damages resulting from any misrepresentation, breach or default subject to indemnity under this Article VIII, any materiality standard contained in the applicable representation, warranty, covenant or agreement shall be disregarded.

                 8.4 Escrow Period. The Escrow Period shall terminate at the one (1) year anniversary of the Effective Time; provided, however, that such portion of the Escrow Shares necessary to satisfy any unsatisfied claims specified in any Officer's Certificate or Certificates theretofore delivered to the Escrow Agent prior to the termination of the Escrow Period, with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Acquirer shall deliver to the Escrow Agent a certificate specifying the Effective Time. Any portion of the Escrow Fund for which there is no claim pursuant to this Article VIII (net of expenses) shall be distributed promptly by the Escrow Agent to the shareholders of the Company in accordance with each shareholder's percentage of the Escrow Fund as set forth in the Escrow Agreement.

                 8.5  Claims upon Escrow Fund.

                 (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Acquirer (an "Officer's Certificate")

                 (i) stating that, Damages exist in an aggregate amount greater than $100,000; and

                 (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.6 and 8.7 below, deliver to Acquirer out of the Escrow Fund, as promptly as practicable, Acquirer Common Stock or other assets held in the Escrow Fund having a value equal to such Damages.

                 (b) For the purpose of compensating Acquirer for its Damages pursuant to this Agreement, the Acquirer Common Stock in the Escrow Fund shall be valued based on the average closing price for Acquirer Common Stock for the twenty day trading period immediately prior to the date that an indemnification claim is made.

                 8.6 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's

Certificate shall be delivered to the Shareholders' Agent (defined in Section
8.8 below), and, for a period of thirty (30) days after such delivery to the Escrow Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of Acquirer Common Stock or other property pursuant to Section 8.5 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Acquirer Common Stock or other property in the Escrow Fund in accordance with Section
8.5 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate and such statement shall have been delivered to the Escrow Agent and to Acquirer prior to the expiration of such thirty (30) day period.

                 8.7  Resolution of Conflicts; Arbitration.

                 (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by Acquirer made in any Officer's Certificate, Acquirer shall have twenty (20) days after receipt by the Escrow Agent of an objection by the Shareholders' Agent to respond in a written statement to the objection of the Shareholders' Agent. If after such twenty (20) day period there remains a dispute as to any claims, the Shareholders' Agent and Acquirer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Acquirer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquirer Common Stock or other property from the Escrow Fund in accordance with the terms of such memorandum.

                 (b) If no such agreement can be reached after good faith negotiation, either Acquirer or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen (15) days after such written notice is sent, Acquirer and the Shareholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and, notwithstanding anything in Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                 (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the commercial rules then in effect of the American Arbitration Association. Each party shall bear its own expenses (including, attorneys' fees and expenses) incurred in connection with any such arbitration, and the fees and expenses of each arbitrator and the administrative fee of the American Arbitration Association shall be allocated by the arbitrator or arbitrators, as the case may be (or, if not so allocated, shall be borne equally by Acquirer, on the one hand, and the Company shareholders, on the other hand.

                 8.8  Shareholders' Agent.

                 (a) James Lynch shall be constituted and appointed as agent ("Shareholders' Agent") for and on behalf of the Company shareholders to give and receive notices and communications, to authorize delivery to Acquirer of the Acquirer Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquirer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Acquirer. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for services rendered. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Company shareholders.

                 (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' except to the extent it has acted with gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence that it did not act with gross negligence or willful misconduct. The Company shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of the duties hereunder.

                 (c) The Shareholders' Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                 (d) The Shareholders' Agent shall be a third party beneficiary of the terms of this Section 8.8.

                 8.9 Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Company shareholders for whom shares of Acquirer Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company shareholder, and the Escrow Agent and Acquirer may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Company shareholder. The Escrow Agent and Acquirer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

                 8.10 Third-Party Claims. In the event Acquirer becomes aware of a third-party claim which Acquirer believes may result in a demand against the Escrow Fund, Acquirer shall promptly notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the Company shareholders for whom shares of Acquirer Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquirer shall have the right in its sole discretion to settle any such claim; provided, however, that Acquirer may not effect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 8.6 or any other provision of this Article VIII to the amount of any claim by Acquirer against the Escrow Fund for indemnity with respect to such settlement.

                 8.11 Treatment of Options. (a) During the Escrow Period (as described in Section 8.4), ten percent of the shares issued upon the exercise of any Company Options (after giving effect to the Exchange Ratio) shall be deposited by Acquirer on behalf of the holder of such shares in the Escrow Fund.

                 (b) Upon the expiration of the Escrow Period, the number of shares issuable upon the exercise of any Company Options shall be the product of (i) the number of shares issuable upon the exercise of such Company Options after giving effect to the Exchange Ratio multiplied by (ii) the sum of (A) 90% and (B) the percentage resulting from 10% multiplied by (1) the aggregate number of shares of Acquirer Common Stock released from the Escrow Fund to the shareholders of the Company at the expiration of the Escrow Period divided by (2) the aggregate number of shares of Acquirer Common Stock that were deposited in the Escrow Fund pursuant to Section 8.11(a) above and the terms of the Escrow Agreement.

                                  ARTICLE IX
                              GENERAL PROVISIONS

                 9.1 Non-Survival at Effective Time. Each of the representations and warranties set forth in Article II and Article III will survive so long as the Escrow Period survives pursuant to Section 8.4, after which time they will have no further force and effect. The agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), 5.8 (Legal Requirements), 5.9 (Blue Sky Laws), 5.10 (Employee Benefit Plans),
5.12 (Form S-8), 5.14 (Employees), 5.17 (Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), Article VIII and this Article IX shall survive the Effective Time and the Closing.

                 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                 (a)  if to Acquirer or Merger Sub, to:

                     Covad Communications Group, Inc.
                     2330 Central Expressway
                     Santa Clara, CA 95050
                     Attention:  General Counsel
                     Facsimile No.:  (408) 844-7680

                     with a copy to:

                     Simpson Thacher & Bartlett
                     425 Lexington Avenue
                     New York, NY 10017
                     Attention:  John W. Carr, Esq.
                     Facsimile No.: (212) 455-2502

                 (b)  if to the Company, to:

                     Laser Link.Net, Inc.
                     112 Chesley Drive
                     Hampton Building, Suite 100
                     Media, PA 19063
                     Attn:  George H. McGovern/Edward J. Sullivan/
                              Andrew Guinan
                     Facsimile No.:  (610) 627-4969
                     with a copy to:

                     Blank Rome Comisky & McCauley LLP
                     One Logan Square
                     Philadelphia, PA 19103
                     Attn:  Richard J. McMahon, Esq.
                     Facsimile No.: (215) 569-5628

                 9.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 8, 2000. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                 9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Schedules, including the Company Disclosure Schedule and the Acquirer Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms (b) are not intended to confer upon any other person any rights or remedies hereunder, except for the shareholders of the Company and as set forth in Sections 1.6(a) and (c)-(e), 1.7, 1.9-1.11, 5.10 and 8.8(d);
and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

                 9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                 9.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York, except where required to be governed by Delaware Law or Pennsylvania Law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons, and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

                 9.9 Rules of Construction. Each of the parties hereto acknowledges and agrees that such party has been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                           [Signature page follows]

                 IN WITNESS WHEREOF, the Company and Acquirer have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                  COVAD COMMUNICATIONS GROUP, INC.


                                  By: /s/ Robert R. Davenport III
                                      -------------------------------
                                  Name:  Robert R. Davenport III
                                  Title:  Executive Vice President


                                  LIGHTSABER ACQUISITION CO.


                                  By: /s/ Robert R. Davenport III
                                                -------------------------------
                                  Name:  Robert R. Davenport III
                                  Title:  Executive Vice President


                                  LASER LINK.NET, INC.


                                  By: /s/ George H. McGovern III
                                      -------------------------------
                                  Name:  George H. McGovern III
                                  Title:  Chairman and Chief Executive
                                            Officer


               [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]